Exhibit 99.1
United Fire Group, Inc. Reports Third Quarter 2017 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
November 8, 2017 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights (1):

Three Months Ended September 30, 2017		Nine Months Ended September 30, 2017
Net income (loss) per diluted share(2)	$(0.72)	Net income per diluted share(2)	$0.20
Operating income (loss)(3) per diluted share(2)	$(0.73)	Operating income(3) per diluted share(2)	$0.02
Net realized investment gains per share(2)	$0.01	Net realized investment gains per share(2)	$0.18
GAAP combined ratio	118.1%	GAAP combined ratio	107.6%
		Book value per share	$37.99
		Return on equity(4)	0.7%

United Fire Group, Inc. (the “Company” or "UFG") (Nasdaq: UFCS) today reported a consolidated net loss, including net realized investment gains and losses, of $17.9 million ($0.72 per diluted share) for the three-month period ended September 30, 2017 (the "third quarter"), compared to consolidated net income of $12.4 million ($0.48 per diluted share) for the same period in 2016. For the nine-month period ended September 30, 2017 ("year-to-date"), consolidated net income, including net realized investment gains and losses, was $5.0 million ($0.20 per diluted share), compared to $37.9 million ($1.47 per diluted share) for the same period in 2016.

The Company reported a consolidated operating loss of $0.73 per diluted share for the third quarter, compared to consolidated operating income of $0.41 per diluted share for the same period in 2016. Year-to-date, consolidated operating income was $0.02 per diluted share compared to consolidated operating income of $1.32 per diluted share for the same period in 2016.

"In the third quarter of 2017, our results were impacted by two items: first, an increase in catastrophe losses, primarily from Hurricane's Harvey, Irma and Maria; and second, continued deterioration in our core loss ratio, primarily from an increase in severity of commercial auto losses," stated Randy A. Ramlo, President and Chief Executive Officer. "During the third quarter, catastrophe losses totaled $30.7 million or 12.0 points on the combined ratio, which is higher than our 10-year historical average for third quarter of 8.9 points on the combined ratio. The majority of these catastrophe losses are from Hurricanes Harvey at $9.6 million, Irma at $7.9 million and Maria at $4.0 million. All of the losses from Hurricane Maria are from assumed reinsurance with losses from Hurricanes Harvey and Irma from a combination of both direct losses and assumed reinsurance."

___________________
(1) Consolidated Financial Results includes results from both continuing and discontinuing operations, unless otherwise noted.
(2) Per share amounts are after tax.
(3) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of operating income to net income.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

"Also, there was further deterioration in our core loss ratio due to an increase in severity of commercial auto losses from current accident year losses and prior period reserve development," continued Ramlo. "As we have stated the last few quarters, we are aggressively implementing many new initiatives to address this deterioration, which we know will take some time before we see the positive benefits in our financial results."

Net premiums earned and total revenues increased 3.8 percent and 2.5 percent, respectively, in the three-month period ended September 30, 2017 as compared to the same periods of 2016. Net premiums earned and total revenues both increased 3.8 percent, respectively, in the nine-month period ended September 30, 2017 as compared to the same periods of 2016.

The Company recognized net realized investment gains of $0.4 million during the third quarter, compared to net realized investment gains of $2.6 million for the same period in 2016.

Net investment income was $26.1 million for the third quarter, a decrease of 2.0 percent, as compared to net investment income of $26.7 million for the same period in 2016. Year-to-date, net investment income was $75.8 million, compared to net investment income of $73.4 million for the same period in 2016. The decrease in net investment income for the quarter was driven by the change in the value of our investments in limited liability partnerships and not due to a change in our investment philosophy. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions. The increase in net investment income year-to-date was primarily driven by an increase in invested assets and partially due to the change in the valuation of our investments in limited liability partnerships.

Consolidated net unrealized investment gains, net of tax, totaled $172.1 million as of September 30, 2017, an increase of $38.2 million or 28.6 percent from December 31, 2016. The increase in net unrealized investment gains is primarily the result of a decrease in interest rates, which positively impacted the valuation of our fixed maturity security portfolio during 2017 and an increase in the fair value of our equity security portfolio.

Total consolidated assets as of September 30, 2017 were $4.2 billion, which included $3.3 billion of invested assets. The Company's book value per share was $37.99, which is an increase of $0.95 per share or 2.6 percent from December 31, 2016 and is primarily attributed to net income of $5.0 million and an increase in net unrealized investment gains of $38.2 million, net of tax, during the first nine months of 2017, partially offset by shareholder dividends of $20.4 million and share repurchases of $29.8 million.

The annualized return on equity was 0.7 percent for the nine-month period ended September 30, 2017 compared to 5.5 percent for the same period in 2016.

Continuing Operations

Our continuing operations excludes our life insurance business, as discussed below. The net loss from continuing operations, including net realized investment gains and losses, totaled $19.1 million ($0.77 per diluted share) for the third quarter, compared to net income from continuing operations of $11.6 million ($0.45 per diluted share) in the same period in 2016. Year-to-date, net loss from continuing operations, including realized investment gains and losses, totaled $0.4 million ($0.01 per diluted share), compared to net income from continuing operations of $37.1 million ($1.44 per diluted share) in the same period of 2016.

Net premiums earned from continuing operations increased 6.8 percent to $255.8 million in the third quarter, compared to $239.5 million in the same period of 2016. Year-to-date, net premiums earned from continuing operations increased 6.6 percent to $737.4 million, compared to $692.0 million in the same period of 2016. The increases in both the three- and nine-month periods ended September 30, 2017 were due to continued organic growth from new business writings and geographical expansion.

Overall average renewal pricing change for commercial lines increased slightly, driven by commercial auto, with pricing varying depending on the region and size of the account. Commercial auto and commercial property rate increases continue to be in the mid to upper single digits with negative rate changes for our workers compensation line of business. Overall average renewal pricing increased slightly for personal lines, with increases in the low single digits.

Reserve development

We experienced unfavorable development in our net reserves for prior accident years of $3.2 million in the three-month period ended September 30, 2017, compared to favorable development $0.7 million in the same period in 2016. Year-to-date, favorable development in our net reserves for prior accident years was $38.0 million, compared to $27.1 million in the same period of 2016. The unfavorable development in the three-month period ended September 30, 2017 is primarily from two lines of business, commercial automobile and other liability, partially offset by favorable development in workers compensation. The favorable reserve development in the nine-month period ended September 30, 2017 is primarily from two lines of business, other liability and workers compensation, partially offset by reserve strengthening in our commercial fire and allied and commercial automobile lines of business. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms. At September 30, 2017, our total reserves were within our actuarial estimates.

GAAP combined ratio

The GAAP combined ratio increased by 17.2 percentage points to 118.1 percent for the third quarter, compared to 100.9 percent for the same period in 2016. Year-to-date, the GAAP combined ratio increased by 8.1 percentage points to 107.6 compared to 99.5 percent for the same period in 2016. The increase in the combined ratio is primarily driven by an increase in catastrophe losses from hurricanes in the third quarter and a deterioration in our core loss ratio in our commercial automobile line of business, which experienced an increase in the number of severe losses from prior period reserve development.

Catastrophe losses totaled $30.7 million ($0.80 per diluted share) for the third quarter, compared to $12.5 million ($0.32 per diluted share) for the same period in 2016. Year-to-date, catastrophe losses totaled $68.8 million ($1.74 per diluted share after tax), compared to $52.4 million ($1.32 per diluted share) for the same period in 2016.

Expense Levels

The expense ratio for the third quarter was 30.8 percentage points, compared to 30.2 percentage points for the third quarter of 2016.

"Our expense ratio increased slightly this quarter due to two items. First, deterioration in the profitability of the commercial and personal auto lines of business, which accelerates the amortization of our deferred acquisition costs. Second, we have invested in a new multi-year project to upgrade our technology platform to enhance core underwriting decisions and productivity. These were both partially offset by a decrease in post-retirement benefit expenses and a decrease in contingent commission expenses," commented Ramlo. "Despite the slight increase this quarter, our expense ratio continues to meet our expectations."

Discontinued Operations

On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings. As a result, our life insurance business is presented as discontinued operations in this press release. The sale is expected to close in the first half of 2018, subject to customary conditions, including regulatory approval.

Net income from discontinued operations was $1.2 million ($0.05 per diluted share) for the third quarter, compared to a net income of $0.7 million ($0.03 per diluted share) for the third quarter of 2016. Year-to-date, net income from discontinued operations totaled $5.4 million ($0.21 per share) compared to $0.8 million ($0.03 per share). The change in net income in both the third quarter and year-to-date was primarily due to a decrease in underwriting expenses and a smaller increase in liability for future benefits offset by a decrease in net premiums earned and an increase in losses and loss settlement expenses. The decrease in underwriting expenses was due to strategic changes made at the beginning of 2017 to increase profitability of our life products through pricing changes and restructuring of our commissions. This strategic change resulted in a decrease in net premiums earned, primarily in sales of single premium whole life policies, which in turn reduced the increase in liability for future benefits. Also impacting the results, was an increase in death benefits paid compared to the same periods in the prior year.

Capital Management

During the third quarter, we declared and paid a $0.28 per share cash dividend to shareholders of record on September 1, 2017. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase the Company's common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. As of September 30, 2017, we were authorized by the Board of Directors to purchase an additional 2,236,572 shares of common stock under our share repurchase program, which expires in August 2018. During the third quarter, 205,291 shares were repurchased under the program at a total cost of $8.6 million and an average share price of $41.89.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on November 8, 2017 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's third quarter 2017 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through November 22, 2017. The replay access information is toll-free 1-877-344-7529; conference ID no. 10113018.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.unitedfiregroup.com/event or http://services.choruscall.com/links/ufcs171108. The archived audio webcast will be available until November 22, 2017.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,550 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about UFG visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as

"expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission ("SEC") on February 28, 2017. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. In addition, we can provide no assurance of the satisfaction of the conditions precedent to the consummation of the sale of our life insurance subsidiary, including the receipt of regulatory approval. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Operating income: Operating income is calculated by excluding net realized investment gains and losses after applicable federal and state income taxes from net income. Management believes operating income is a meaningful measure for evaluating insurance company performance. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses because it represents the results of the Company's normal, ongoing performance. The Company recognizes that operating income is not a substitute for measuring GAAP net income, but believes it is a useful supplement to GAAP information.

Net Income (Loss) Reconciliation
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Per Share Data and Ratios)	2017	2016	Change %	2017	2016	Change %
Income Statement Data
Net income (loss)	$(17,864)	$12,368	(244.4)%	$5,030	$37,909	(86.7)%
Less: after-tax net realized investment gains	236	1,684	(86.0)%	4,548	4,057	12.1%
Operating income (loss)	$(18,100)	$10,684	(269.4)%	$482	$33,852	(98.6)%
Diluted Earnings Per Share Data
Net income (loss)	$(0.72)	$0.48	(250.0)%	$0.20	$1.47	(86.4)%
Less: after-tax net realized investment gains	0.01	0.07	(85.7)%	0.18	0.15	20.0%
Operating income (loss)	$(0.73)	$0.41	(278.0)%	$0.02	$1.32	(98.5)%

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Ratios)	2017	2016	Change %	2017	2016	Change %
Premiums:
Net premiums earned	$269,988	$260,069	3.8%	$783,423	$754,854	3.8%
Less: change in unearned premiums	11,907	7,163	66.2%	(46,635)	(53,688)	13.1%
Less: change in prepaid reinsurance premiums	(146)	(151)	3.3%	39	211	(81.5)%
Net premiums written	$258,227	$253,057	2.0%	$830,019	$808,331	2.7%

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Per Share Data and Ratios)	2017	2016	Change %	2017	2016	Change %
Revenue Highlights
Net premiums earned	$269,988	$260,069	3.8%	$783,423	$754,854	3.8%
Net investment income	26,146	26,690	(2.0)%	75,791	73,421	3.2%
Total revenues	296,671	289,494	2.5%	866,709	834,952	3.8%
Income Statement Data
Net income (loss)	(17,864)	12,368	(244.4)%	5,030	37,909	(86.7)%
After-tax net realized investment gains	236	1,684	(86.0)%	4,548	4,057	12.1%
Operating income (loss)(1)	$(18,100)	$10,684	(269.4)%	$482	$33,852	(98.6)%

Diluted Earnings Per Share Data
Net income (loss)	$(0.72)	$0.48	(250.0)%	$0.20	$1.47	(86.4)%
After-tax net realized investment gains	0.01	0.07	(85.7)%	0.18	0.15	20.0%
Operating income (loss)(1)	$(0.73)	$0.41	(278.0)%	$0.02	$1.32	(98.5)%

Catastrophe Data
Pre-tax catastrophe losses	$30,705	$12,531	145.0%	$68,766	$52,397	31.2%
Effect on after-tax earnings per share	0.80	0.32	150.0%	1.74	1.32	31.8%
Effect on combined ratio	12.0%	5.2%	130.8%	9.3%	7.6%	22.4%

Favorable (unfavorable) reserve development experienced on prior accident years	$(3,214)	$710	NM	$37,988	$27,072	40.3%

Combined ratio	118.1%	100.9%	17.0%	107.6%	99.5%	8.1%
Return on equity				0.7%	5.5%	(87.1)%
Cash dividends declared per share	$0.28	$0.25	12.0%	$0.81	$0.72	12.5%
Diluted weighted average shares outstanding	24,960,086	25,815,346	(3.3)%	25,666,405	25,711,014	(0.2)%
(1) Operating income is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of operating income to net income.
NM = Not meaningful

Income Statement
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Ratios)	2017	2016	2017	2016
Revenues
Net premiums earned	$255,758	$239,469	$737,424	$691,976
Investment income, net of investment expenses	13,792	14,027	38,561	35,017
Net realized investment gains	67	2,129	3,397	4,832
Total Revenues	$269,617	$255,625	$779,382	$731,825

Benefits, Losses and Expenses
Losses and loss settlement expenses	$223,208	$169,303	$568,356	$475,568
Amortization of deferred policy acquisition costs	52,986	52,240	154,845	151,216
Other underwriting expenses	25,817	20,047	69,900	61,469
Total Benefits, Losses and Expenses	$302,011	$241,590	$793,101	$688,253

Income (loss) before income taxes from continuing operations	(32,394)	14,035	(13,719)	43,572
Federal income tax expense (benefit) from continuing operations	(13,312)	2,407	(13,330)	6,489
Net income (loss) from continuing operations	$(19,082)	$11,628	$(389)	$37,083
Net income from discontinued operations	1,218	740	5,419	826
Net income (loss)	$(17,864)	$12,368	$5,030	$37,909

GAAP combined ratio:
Net loss ratio - excluding catastrophes	75.3%	65.5%	67.8%	61.1%
Catastrophes - effect on net loss ratio	12.0	5.2	9.3	7.6
Net loss ratio	87.3%	70.7%	77.1%	68.7%
Expense ratio	30.8	30.2	30.5	30.8
Combined ratio	118.1%	100.9%	107.6%	99.5%

Balance Sheet
	September 30, 2017	December 31, 2016
(In Thousands)
Invested assets - continuing operations	$1,838,297	$1,771,783
Cash - continuing operations	98,610	89,194
Total assets:
Continuing operations	$2,597,987	$2,449,140
Assets held for sale	1,592,846	1,605,618
Total assets	$4,190,833	$4,054,758
Future policy benefits and losses, claims and loss settlement expenses -
Continuing operations	$1,237,280	$1,123,896
Total liabilities:
Continuing operations	$1,883,048	$1,722,651
Liabilities held for sale	1,363,737	1,390,223
Total liabilities	$3,246,785	3,112,874
Net unrealized investment gains, after-tax	$172,122	$133,892
Total stockholders’ equity	944,048	941,884

Discontinued Operations(1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2017	2016	2017	2016
Revenues
Net premiums earned	$14,230	$20,600	$45,999	$62,878
Investment income, net of investment expenses	12,354	12,663	37,230	38,404
Net realized investment gains	296	461	3,600	1,409
Other income	174	145	498	436
Total Revenues	$27,054	$33,869	$87,327	$103,127

Benefits, Losses and Expenses
Losses and loss settlement expenses	$10,506	$7,252	$30,679	$23,527
Increase in liability for future policy benefits	5,481	14,091	19,341	42,645
Amortization of deferred policy acquisition costs	2,156	1,876	5,524	5,716
Other underwriting expenses	2,444	4,527	9,452	14,630
Interest on policyholders’ accounts	4,587	4,983	13,982	15,368
Total Benefits, Losses and Expenses	$25,174	$32,729	$78,978	$101,886

Income before income taxes	$1,880	$1,140	$8,349	$1,241
Federal income tax expense	662	400	2,930	415
Net income	$1,218	$740	$5,419	$826
(1) On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings. As a result, our life insurance business is presented as discontinued operations in this table. The sale is expected to close in the first half of 2018, subject to customary conditions, including regulatory approval.

Net Premiums Written by Line of Business
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
(In Thousands)
Net Premiums Written(1)
Continuing operations:
Commercial lines:
Other liability(2)	$73,052	$70,961	$242,805	$230,634
Fire and allied lines(3)	56,536	55,071	175,742	174,870
Automobile	62,663	54,728	202,614	173,340
Workers’ compensation	22,578	23,061	80,942	83,505
Fidelity and surety	6,116	6,416	19,888	19,674
Miscellaneous	380	401	1,359	1,367
Total commercial lines	$221,325	$210,638	$723,350	$683,390

Personal lines:
Fire and allied lines(4)	$11,381	$12,006	$32,084	$33,245
Automobile	7,399	7,047	21,400	20,068
Miscellaneous	306	298	915	874
Total personal lines	$19,086	$19,351	$54,399	$54,187
Reinsurance assumed	3,592	2,472	6,278	7,887
Total net premiums written from continuing operations	244,003	232,461	784,027	745,464
Total net premiums written from discontinued operations	14,224	20,596	45,992	62,867
Total	$258,227	$253,057	$830,019	$808,331
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended September 30,	2017			2016
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$77,955	$50,836	65.2%	$74,784	$32,714	43.7%
Fire and allied lines	58,568	45,809	78.2	56,451	47,086	83.4
Automobile	64,470	74,161	115.0	55,111	53,330	96.8
Workers' compensation	26,387	23,357	88.5	26,766	21,772	81.3
Fidelity and surety	6,430	(485)	(7.5)	5,711	908	15.9
Miscellaneous	459	111	24.2	453	39	8.6
Total commercial lines	$234,269	$193,789	82.7%	$219,276	$155,849	71.1%

Personal lines
Fire and allied lines	$10,730	$9,077	84.6%	$10,986	$6,606	60.1%
Automobile	6,878	8,250	119.9	6,386	6,328	99.1
Miscellaneous	294	150	51.0	277	(276)	(99.6)
Total personal lines	$17,902	$17,477	97.6%	$17,649	$12,658	71.7%
Reinsurance assumed	$3,587	$11,942	NM	$2,544	$796	31.3%
Total	$255,758	$223,208	87.3%	$239,469	$169,303	70.7%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Nine Months Ended September 30,	2017			2016
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$228,250	$73,597	32.2%	$215,572	$101,378	47.0%
Fire and allied lines	168,506	156,702	93.0	164,503	133,823	81.3
Automobile	183,688	208,346	113.4	157,106	140,397	89.4
Workers' compensation	78,092	55,569	71.2	77,009	53,106	69.0
Fidelity and surety	18,041	207	1.1	16,221	432	2.7
Miscellaneous	1,374	278	20.2	1,292	357	27.6
Total commercial lines	$677,951	$494,699	73.0%	$631,703	$429,493	68.0%

Personal lines
Fire and allied lines	$32,300	$31,361	97.1%	$32,794	$25,442	77.6%
Automobile	20,031	22,909	114.4	18,686	16,872	90.3
Miscellaneous	860	80	9.3	808	319	39.5
Total personal lines	$53,191	$54,350	102.2%	$52,288	$42,633	81.5%
Reinsurance assumed	$6,282	$19,307	307.3%	$7,985	$3,442	43.1%
Total	$737,424	$568,356	77.1%	$691,976	$475,568	68.7%